EXHIBIT 4.1

UNSECURED LINE OF CREDIT AGREEMENT AND PROMISSORY NOTE

$15,000,000	Salt Lake City, Utah
January 27, 2009

     This Unsecured Line of Credit Agreement and Promissory Note (this "Agreement") is made and entered into effective as of the 27 day of January, 2009, by and among Radion Energy, LLC ("Radion"), Ocean Fund, LLC ("Ocean Fund"), Primary Colors, LLC ("Primary Colors") and R. Thomas Bailey, an individual

("Bailey," and together with Radion, Ocean Fund and Primary Colors, "Lenders") and Raser Technologies, Inc., a Delaware corporation ("Borrower").

     SECTION 1. Line of Credit; Term. On the terms and conditions set forth in this Agreement, Lenders agree to establish a line of credit (the "Line of Credit") for Borrower during the period set forth below in an aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000) (the "Credit Limit"). No Lender shall be required to loan any amount to Borrower under the Line of Credit in excess of the aggregate commitment amount set forth opposite such Lender's name on Exhibit A hereto. The Line of Credit shall be a non-revolving Line of Credit. Once loan funds have been advanced and repaid, they will not be re-advanced, and once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. The term of the Line of Credit shall be from the date hereof up to and including the Maturity Date (as defined in Section 4 below), or such later date as Lenders may, in their sole discretion, authorize in writing, unless earlier terminated by Borrower by notice to Lenders. The parties may, by mutual written agreement, extend the term of the Line of Credit, in which case the Maturity Date shall be automatically extended accordingly. The unpaid principal balance owing under this Agreement at any time shall be tracked on Schedule 1 hereto and shall be updated promptly following each advance under this Agreement.

     SECTION 2. Promise to Pay; Interest. For value received, the undersigned Borrower promises to pay to the order of each Lender, at the address set forth opposite such Lender's name on Exhibit A hereto or at such other place as such Lender may designate in writing from time to time, in lawful money of the United States of America and in immediately available funds, any principal amounts advanced by such Lender under the Line of Credit up to the amount of such Lender's commitment amount set forth opposite such Lender's name on Exhibit A, and such additional amounts that such Lender agrees to advance hereunder, with interest thereon in like lawful money, payable in the manner and on the terms set forth in this Agreement. Any unpaid principal balance due under this Agreement from time to time shall bear interest from the date of each advance until paid at the rate of ten percent (10%) per annum. Interest shall be calculated on the basis of a 365-day year using the actual number of days elapsed divided by 365.

     SECTION 3. Advances. Borrower, or such other person authorized by Borrower, may request an advance from Lenders under the Line of Credit orally or in writing from time to time as provided in this paragraph and in such amounts as Borrower may choose; provided that the requested advance shall not, when added to the sum of all previous advances, exceed the Credit Limit. Borrower may direct a request for an advance to any one Lender, and such Lender shall promptly communicate such request to the other Lenders. Lenders shall promptly determine amongst themselves the amount of each advance to be funded by each Lender, it being understood that no Lender shall be obligated to participate in advances in an aggregate amount exceeding such Lender's commitment amount set forth opposite such Lender's name on Exhibit A, unless otherwise approved by such Lender. Notwithstanding anything herein to the contrary, each Lender shall have sole discretion to determine whether to fund any portion of an advance. To the extent Lenders approve Borrower's request for an advance, they may deposit or credit the amount of such advance to Borrower's banking account, or apply the funds directly to the intended uses, as directed by Borrower, in any case using immediately available funds. Notwithstanding anything herein to the contrary, Lenders may, in their sole discretion, make an advance in excess of the Credit Limit, and any Lender may, in its sole discretion, make an advance in excess of the commitment amount set forth opposite such Lender's name on Exhibit A, which advance shall be subject to all of the terms and conditions contained herein. If Lenders make advances in excess of the Credit Limit, such action shall not establish a course of conduct, past business practice, or otherwise obligate Lenders to make similar advances in the future.

     SECTION 4. Maturity and Repayment. The entire principal balance and all accrued but unpaid interest under this Agreement shall be due and payable in full on the Maturity Date. For purposes of this Agreement, the "Maturity Date" means the earlier of (i) November 15, 2009 and (ii) the closing date for a strategic transaction involving Borrower or any of its subsidiaries arranged or organized by Calyon Securities (USA) Inc. Any outstanding amount not paid within ten (10) days after the Maturity Date shall be subject to a late charge equal to four percent (4%) of the amount which is delinquent. All payments received hereunder shall be (x) applied, first, to late charges and expenses reimbursable to Lenders; second, to accrued interest; and the balance, if any, to the reduction of principal and (y) split among the Lenders on a pro rata basis based on the aggregate amounts that have been advanced by each Lender at the time of the applicable payment.

     SECTION 5. Prepayment. Borrower may prepay the principal balance in whole or in part at any time without premium or penalty.

     SECTION 6. Issuance of Warrants. As additional consideration for Lenders' willingness to fund advances under the Line of Credit, within ninety (90) days after each advance by a Lender under this Agreement, Borrower will issue to such Lender a warrant in the form attached hereto as Exhibit B (each, a "Warrant") to purchase, subject to the terms and conditions of such Warrant, a number of shares of common stock of Borrower (rounded down to the nearest whole share) equal to: (i) fifty percent (50%)

of the aggregate dollar amount of funds advanced by such Lender in connection with such advance divided by (ii) the closing price for Borrower's common stock on the New York Stock Exchange or other securities exchange or market on which Borrower's common stock is then listed or traded, or if Borrower's common stock is not then listed on any securities exchange or traded on any market, the fair market value of Borrower's common stock as of the close of business on the date of such advance, as determined in good faith by Borrower's board of directors. To illustrate the application of the foregoing sentence, if a Lender funds $1,000,000 of an advance under the Line of Credit and the closing price of Borrower's common stock on the New York Stock Exchange on the date of such advance is $3.50 per share, then within ninety (90) days after such advance, such Lender shall be entitled to a Warrant to purchase 142,857 shares of Borrower's common stock. Notwithstanding the foregoing, if a Lender makes more than one advance during a given 90-day period, Borrower may issue one Warrant with respect to all advances made by such Lender during such period. Shares of common stock of Borrower issuable upon exercise of any Warrant are referred to herein as "Warrant Shares." The Warrants, Warrant Shares and any other securities issued pursuant to or evidenced by this Agreement are collectively referred to in this Agreement as the "Securities."

     SECTION 7. Conditions Precedent. No Lender shall be required to make any advance hereunder so long as any Event of Default (as defined in Section 10 hereof) has occurred and is continuing.

     SECTION 8. Representations and Warranties of Borrower. To induce Lenders to make advances hereunder, Borrower represents and warrants as follows as of the date hereof and as of the date of any advance under this Agreement:

     a. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the power to own its assets and to transact business in Utah and such other states, if any, where its business is conducted.

     b. Borrower has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Borrower, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity. Borrower need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by Borrower.

     c. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Borrower is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Borrower is a party or by which it is bound or to which any of its assets are subject.

     d. There is no pending or, to the knowledge of Borrower, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Borrower that would affect the execution by Borrower of, or the performance by Borrower of its obligations under, this Agreement.

     e. During the period that any Warrant is outstanding, Borrower will reserve from its authorized and unissued common stock a sufficient number of shares to provide for the issuance of the Warrant Shares subject to such Warrant.

     f. The issuance of each Warrant shall constitute full authority to Borrower's officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares subject to such Warrant.

     g. The Warrant Shares subject to each Warrant, when issued in compliance with the provisions of such Warrant and Borrower's certificate of incorporation, will be validly issued, fully paid and nonassessable, and free of all taxes, liens or encumbrances with respect to the issue thereof.

     SECTION 9. Representations, Warranties and Acknowledgements of Lenders. To induce Borrower to issue the Securities, each Lender represents, warrants and acknowledges as follows as of the date hereof and as of the date of issuance of any Warrant to such Lender:

     a. Such Lender represents and affirms that none of the following information has ever been represented, guaranteed or warranted to such Lender, expressly or by implication, by any person: (i) the approximate or exact length of time that such Lender will be required to remain a security holder of Borrower; or (ii) the percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of an investment in Borrower.

     b. Such Lender is the sole and true party in interest, is acquiring the Securities for his, her or its own account for investment, is not acquiring the Securities for the benefit of any other person, and has no present intention of holding or managing the Securities with others or of selling, distributing or otherwise disposing of any portion of the Securities. Such Lender's investment intent is not limited to a present intention to hold the Securities for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the Securities or for any other fixed period in the future. Such Lender has his, her or its principal residence in the state set forth opposite such Lender's name on Exhibit A hereof.

     c. Such Lender has been given access to full and complete information regarding Borrower. Without limiting the generality of the foregoing, such Lender understands that Borrower is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which Borrower files periodic reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"), and such Lender has been given full and complete access to Borrower's filings with the SEC under the Securities Act of 1933, as amended (the "Securities Act") or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of Borrower's operations and cash flow contained therein. Such Lender has utilized such access to such Lender's satisfaction for the purpose of obtaining such information as such Lender considers necessary or appropriate for deciding whether to acquire the Securities. Such Lender has had an opportunity to ask questions of and receive answers from Borrower to the full satisfaction of such Lender regarding Borrower and the transactions contemplated by this Agreement.

     d. Such Lender understands that (i) he, she or it must bear the economic risk of the investment in the Securities for an indefinite period of time because the Securities have not been registered under the Securities Act or qualified under the Securities Act or the securities laws of any other jurisdiction and (ii) an investment in Borrower represented by the Securities is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part. Such Lender has adequate means of providing for his, her or its current needs and possible contingencies, and is able to bear the high degree of economic risk of this investment, including, but not limited to, the possibility of the complete loss of the such Lender's entire investment and the limited transferability of the Securities, which may make the liquidation of this investment impossible for the indefinite future.

     e. Such Lender is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act, and such Lender agrees to submit to Borrower such further assurances of such status as may be reasonably requested by Borrower.

     f. Such Lender has experience as an investor in securities and acknowledges that he, she or it can bear the economic risk of his, her or its investment in the Securities. By reason of such Lender's business or financial experience or the business or financial experience of his, her or its professional advisors who are unaffiliated with and who are not compensated by Borrower or any affiliate or selling agent of Borrower, directly or indirectly, such Lender has the capacity to protect his, her or its own interests in connection with the acquisition of the Securities.

     g. Such Lender understands that the Securities will not be registered under the Securities Act or any state securities laws, in reliance upon exemptions from registration for certain private offerings, and the Securities will be "restricted securities" under the Securities Act. Such Lender understands and agrees that the Securities, or any interest therein, may not be resold or otherwise disposed of unless the Securities are subsequently registered under the Securities Act and under all applicable state securities laws or unless Borrower receives an opinion of counsel, satisfactory to it, that an exemption from registration is available. Further, such Lender understands and acknowledges that only Borrower can take action so as to register the Securities, that Borrower has not agreed, and is under no obligation, to do so, and that Borrower does not intend to do so in the foreseeable future.

     h. Such Lender is aware of the adoption of Rule 144 by the SEC under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions that depend on whether the seller is an "affiliate" and whether the issuer is subject to the reporting requirements of Section 13 or 15(d) under the Exchange Act, including (without limitation) the resale occurring only after the holding period required by Rule 144 has been satisfied. Such Lender acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied with respect to the Securities and may not be satisfied in the future.

     i. Such Lender understands that any certificates or other instruments representing the Securities shall bear a restrictive legend composed of exactly the following words (and a stop transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, OR (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT.

     The legend set forth above may be removed and Borrower may issue a certificate without such legend to any holder of Securities if, unless otherwise required by state securities laws, Borrower and its counsel are reasonably satisfied that such shares may be sold pursuant to an effective registration statement under the Securities Act, Rule 144 or another applicable exemption from registration.

     j. Such Lender unconditionally covenants that he, she or it shall not sell, transfer or otherwise dispose of any of the Securities in violation of the Securities Act (or the rules promulgated thereunder), the Exchange Act (or the rules promulgated thereunder) or any state securities laws.

     SECTION 10. Events of Default. Each of the following shall constitute an "Event of Default" hereunder:

     a. Failure to pay any principal or interest hereunder within ten (10) days after the same becomes due.

     b. Any representation or warranty made by Borrower herein shall prove to have been false or misleading in any material respect on or as of the date made.

     c. Failure by Borrower to perform or comply with any covenant or any other agreement contained herein and such failure continues for 30 days after written notice thereof shall have been delivered to Borrower by Lenders who have funded a majority of the amount of advances (a "Majority of Lenders") hereunder.

     d. A final judgment, decree, or order for the payment of money which is not covered by insurance carried by Borrower in excess of $1,000,000 shall be rendered against Borrower and either (1) enforcement proceedings shall have been commenced and not stayed; or (2) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

     e. Borrower shall: (1) be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (2) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (3) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property; or (4) have commenced against it any action or proceeding for the appointment of a trustee, receiver, or other custodian and such action or proceeding is not dismissed within 30 days of the date thereof or a trustee, receiver, or other custodian is appointed for all or any part of its property; or (5) commence with respect to it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction; or (6) have commenced against it any proceeding seeking a decree or order for relief in respect to Borrower under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or similar statute of any jurisdiction, and such proceedings shall remain undismissed or unstayed for sixty (60) days or more or a decree or order is entered granting the relief sought in such case.

     SECTION 11. Remedies. Upon the occurrence and during the continuance of an Event of Default, no Lender shall have any obligation to extend or continue to extend credit to Borrower and may discontinue doing so at any time without prior notice or other limitation. In addition, upon the occurrence and during the continuance of an Event of Default, a Majority of Lenders may, upon written notice to Borrower:

     a. Terminate the Line of Credit and declare the entire unpaid principal balance under this Agreement, all accrued interest thereon and all other amounts payable under this Agreement, to be immediately due and payable. Upon such a declaration, the unpaid principal balance under this Agreement and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by Borrower.

     b. Proceed to protect, exercise, and enforce such rights and remedies as may be provided by agreement or under applicable law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of any Lender to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right.

     c. Apply all payments received by Lenders to Borrower's obligations in such order and manner as all Lenders may collectively elect in their sole discretion.

     All sums expended by Lenders and all costs incurred hereunder shall bear interest at the rate set forth in this Agreement and shall be payable upon demand. No failure or delay on the part of Lenders in exercising any right, power, or privilege hereunder shall constitute a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity. Borrower agrees to pay all costs of collection incurred by reason of the default, including court costs and reasonable attorney's fees, whether or not the attorney is a salaried employee of any Lender, including such expenses incurred before legal action, during the pendency of any legal or bankruptcy proceeding, and continuing to all such expenses in connection with any appeal to higher courts arising out of matters associated herewith.

     SECTION 12. Notice of Default. While any amounts remain outstanding and owing by Borrower under this Agreement, Borrower agrees to provide Lenders with notice of any Event of Default, promptly after becoming aware thereof.

     SECTION 13. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case, to the appropriate addresses and facsimile numbers set forth below or on Exhibit A, as applicable (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Borrower:	Raser Technologies, Inc.
5152 North Edgewood Drive
Suite 375
Provo, Utah 84604
Attention: Martin F. Petersen, Chief Financial Officer
Telephone: 801-765-1200
Facsimile: 801-374-3314

with a copy to (which copy shall not constitute notice):

Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, Utah 84111
Attention: Reed W. Topham
Telephone: 801-578-6918
Facsimile: 801-578-6999

Lenders:	See Exhibit A.

     SECTION 14. Survival of Representations and Warranties. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect forever (subject to any applicable statute of limitations), regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or person controlling or under common control with.

     SECTION 15. Indemnification. Each party to this Agreement shall indemnify, hold harmless and defend the other party from and against, and reimburse such party with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorney's fees incurred by such party by reason of or arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of the indemnifying party made in this Agreement or (ii) any failure by the indemnifying party to perform any covenant required to be performed by such party pursuant to this Agreement.

     SECTION 16. Lawful Rate. Notwithstanding any other provision of this Agreement or of any other instrument or document, interest, fees and charges payable by reason of the indebtedness evidenced by this Agreement shall not exceed the maximum, if any, permitted by any governing law.

     SECTION 17. Effectiveness. This Agreement shall continue in effect until all indebtedness and obligations of Borrower hereunder shall have been repaid or the Line of Credit shall expire, whichever is later.

SECTION 18. General Provisions.

     a. This Agreement shall be binding upon and inure to the benefit of Borrower and Lenders and their respective successors and assigns; provided that no party may assign its rights and obligations under this Agreement without the prior written consent of the other party.

     b. This Agreement and all documents and instruments associated herewith shall be governed by and construed and interpreted in accordance with the internal laws of the State of Utah.

     c. This Agreement, together with any rider or supplement attached hereto and executed by the parties, shall be deemed to express, embody, and supersede any previous understanding, negotiations, agreements, or commitments, whether written or oral, between the parties with respect to the general subject matter hereof. This Agreement may not be contradicted by evidence of any alleged oral agreement.

     d. Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

     e. This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

     f. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     g. Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Unsecured Line of Credit Agreement and Promissory Note as of the date first set forth above.

BORROWER:

RASER TECHNOLOGIES, INC.

By: /s/ Brent M. Cook Name: Brent M. Cook Title: CEO

LENDERS:

/s/ Kraig T. Higginson_ RADION ENERGY, LLC

/s/ Ned Warner__ OCEAN FUND, LLC

/s/ Ty D. Mattingly_ PRIMARY COLORS, LLC

/s/ R. Thomas Bailey__ R. THOMAS BAILEY

	EXHIBIT A
LENDER COMMITMENTS AND ADDRESSES

Lender	Commitment	Address

RADION ENERGY, LLC	$7,200,000

OCEAN FUND, LLC	$5,300,000

PRIMARY COLORS, LLC	$2,000,000

R. THOMAS BAILEY	$500,000

     EXHIBIT B FORM OF WARRANT

See attached.